Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2021 relating to the financial statements of Full House Resorts, Inc. appearing in the Annual Report on Form 10-K of Full House Resorts, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

August 11, 2021